Flux Power® (FLUX) Completes High-Profile California Study of Extension of Electric Vehicle Battery Life

Research Holds Prospect of Expanding Electric Vehicle Batteries to Second-Life Consumer and Enterprise Applications

ESCONDIDO, CA (AUGUST 1, 2012) — Flux Power® Holdings, Inc. (OTCQB: FLUX) today announced that it completed a heralded California study of the extensibility of electric vehicle battery life to household electric storage devices and can now pursue opportunities to develop technology that could extend the useful lifespan of electric vehicle batteries by repurposing them in second life applications.  As a result, the addressable worldwide market for Flux Power’s modular storage technology has the potential to expand to consumer and enterprise applications.

The California Center for Sustainable Energy (CCSE) led the joint research study, which was funded by a grant from the University of California.  The grant was awarded by the Plug-In Hybrid Electric Vehicle Research Center, a division of the Institute of Transportation Studies at the University of California, Davis. Partnering with CCSE in the one-year study were Flux, San Diego Gas and Electric, AeroVironment Inc. (NASDAQ: AVAV) of Monrovia, CA, and the Transportation Sustainability Research Center at UC Berkeley.

"This research demonstrated the potential for extending electric vehicle batteries beyond their use in vehicles into secondary, household and enterprise applications.  We can now pursue the development of technology to track and record electric vehicle battery life and thereby create new market opportunities and lower the total cost of ownership," said Chris Anthony, Flux Power® Chief Executive Officer. “The global electric vehicle and modular storage markets that we currently serve are demonstrably large and growing.  The prospect of our technology becoming ubiquitous in a whole host of consumer and enterprise applications suggests that immense additional green technology markets could open up for us."

The study was designed to evaluate three lithium battery types at test sites that allowed San Diego Gas and Electric to remotely charge and discharge them in response to simulated and real grid conditions. The study will also determine if specific battery chemistry or a particular battery management system is superior for overall lifetime battery value.

Overall, full-battery electric or plug-in hybrid vehicles hold enormous potential for reducing petroleum consumption and decreasing or even eliminating smog-forming and greenhouse gas emissions in the transportation sector, the CCSE said. The study was designed to establish viable applications for electric vehicle batteries beyond their use in vehicles and quantify the value of the batteries in these secondary applications.  Once the usable battery life in the vehicle is ended, the batteries are estimated to retain a portion of their residual capacity and thus be of continued value in stationary energy usage and other smart grid applications.  Advanced automotive batteries can therefore reduce battery costs by spreading those costs over their entire useful lifetime, according to the CCSE.

Much of the market growth is being driven by the increasing adoption of lithium battery solutions, as provided by Flux Power for electric vehicles and grid management.  Lithium is widely expected to supplant legacy lead acid technology over time due to numerous advantages including quality and price.  Electric vehicles have adopted lighter weight lithium storage to increase range and payload abilities.  And Grid management applications have sought to increase their systems' cycle life to assure better returns on their long-term investments with lithium solutions.  The company believes that all of these needs will cause the advanced energy storage market to grow exponentially over the next 5 to 10 years.

Flux Power notes that electric vehicles are displacing traditional combustion vehicles for utility and passenger vehicle needs at an ever-growing rate as electric vehicle technology becomes more advanced and costs come down. Utility vehicles such as lift trucks and service vehicles are a natural fit for electric power, as they are often operated in confined or congested spaces where excess emissions from combustion vehicles is difficult to manage. Moreover, lowering these combustion motor emissions is a goal of many Federal and State agencies, which has also spurred adoption of electric technologies in this space. This adoption is further assisted by increased environmental consciousness on the part of consumers, which has increased sales of both hybrid electric and all electric vehicles. With the decreased costs per mile of electric vehicles and greatly reduced emissions, we believe that this market segment will see fast growth.

About Flux Power
Flux Power designs, develops, manufactures and sells cost efficient advanced energy storage systems. Incorporated in October 2009, Flux Power began shipping prototype products in the second quarter of 2010 while continuing to develop its intellectual property portfolio. Currently, Flux Power’s product offerings include batteries in various sizes and forms, packaged modules, fully tested and validated advanced energy storage systems and various system accessories. These accessories include: stand-alone battery management, stackable chargers, programming software and display systems. Flux Power sells modular advanced energy storage products through distributors such as Dukes Garage, Electric Motor Sports, MC Electric Vehicles, and EV America. These customers benefit from Flux Power’s proprietary system and cell technologies, which greatly extend cycle life and improve system performance. Flux Power’s systems are also highly cost efficient proving less expensive than lead-acid technology over time in most applications.

For more information visit our web site www.FLUXpwr.com or email info@FLUXpwr.com

Forward-Looking Statements
This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov).  The Company does not assume a duty to update these forward-looking statements.

For more information contact:

Shareholder Relations:
Leigh Salvo
marketrelations@FLUXpwr.com
1.877.505.3589 ext.123

Media Relations:
Sarah Mostoufi
mediarelations@FLUXpwr.com
1.877.505.3589